Exhibit 23.1




                        Consent of Independent Auditors




The Board of Directors and Stockholders
Parallel Petroleum Corporation:


We consent to incorporation by reference in the registration statements
(No. 33-46959, No. 33-57348 and No. 333-34617) on Forms S-8, and the
registration statements ( No. 33-90296 and No. 333-11021) on Forms S-3, of Parallel Petroleum Corporation of our report dated February 3, 1998, relating to the balance sheets of Parallel Petroleum Corporation as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which appears in the December 31, 1997 annual report on Form 10-K of Parallel Petroleum Corporation.



                                   /s/  KPMG PEAT MARWICK LLP


Midland, Texas
March 23, 1998